EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

On February 16, 2016, PGT, Inc. (“PGTI” and “Registrant”), through its wholly-owned subsidiary PGT Industries, Inc. (“PGT”), completed the purchase (the “Acquisition”) of all of the issued and outstanding shares of the common stock of WinDoor Incorporated, a Florida corporation (“WinDoor”), par value $.01 per share, and all of the issued and outstanding membership units of LTE, LLC, a Florida limited liability company (“LTE”, and together with WinDoor, the “Acquired Companies”), in accordance with the terms and conditions of that certain Stock Purchase Agreement, dated November 25, 2015, (the “SPA”) by and among PGT, the Acquired Companies, R. Frank Lukens, Jr. Revocable Trust, solely in its capacity as the representative of the equity holders of the Acquired Companies (the “Representative”) and the sellers identified on the signature pages thereto (the “Sellers”).  As a result of the Acquisition, the Acquired Companies became wholly-owned subsidiaries of PGT.

The accompanying audited consolidated financial statements of WinDoor, Inc. and Subsidiaries include the accounts of the Acquired Companies, as well as the accounts of LT, LLC, a Florida limited liability company (“LT”). The accompanying audited consolidated financial statements include the accounts of both LTE and LT because they are considered variable interest entities, of which WinDoor is considered the primary beneficiary. The Registrant did not acquire any membership units, assets, or operations of LT. However, the Acquired Companies represent a substantial portion of the consolidated total assets and operations of WinDoor, Inc. and Subsidiaries. As of and for the year ended December 31, 2015, the total assets, sales and net income of the Acquired Companies represented 65%, 97%, and 94%, respectively, of WinDoor’s consolidated amounts. Therefore, the historical financial information of the Acquired Companies as of and for the year ended December 31, 2015, presented in these unaudited pro forma condensed combined financial information has been derived by subtracting the accounts of LT from the WinDoor, Inc. and Subsidiaries audited consolidated financial statements included herein as Exhibit 99.3.

The Registrant’s 2015 fiscal year consisted of 52 weeks, and ended on the Saturday nearest to December 31, 2015, which was January 2, 2016. WinDoor’s 2015 fiscal year followed the calendar year and ended on December 31, 2015. For purposes of the presentation of the unaudited pro forma condensed combined consolidated financial information, the Registrant has determined that the difference in determining the fiscal year periods of the Registrant and WinDoor is insignificant.

The unaudited pro forma condensed combined consolidated balance sheet assumes that the acquisition took place on January 2, 2016 (the last day of PGTI’s 2015 fiscal year), and combines the Registrant’s January 2, 2016 audited consolidated balance sheet with the portion of WinDoor’s December 31, 2015 audited consolidated balance sheet representing the Acquired Companies.

The unaudited pro forma condensed combined consolidated statement of income for the Registrant’s year ended January 2, 2016 assumes that the acquisition took place on January 3, 2015 (the first day of the Registrant’s 2015 fiscal year), and combines the Registrant’s year-ended January 2, 2016 audited consolidated statement of operations with the portion of WinDoor’s year-ended December 31, 2015 audited consolidated statement of income representing the Acquired Companies.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined consolidated financial statements to provide readers with information about the ongoing effect of a particular transaction by presenting how the transaction might have affected historical financial statements if consummated at the earlier dates described above, to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements. In addition, the unaudited pro forma condensed combined consolidated financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of the Registrant for the applicable periods.

●  Audited consolidated financial statements of the Registrant as of and for the year ended January 2, 2016, and the related notes included in its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 11, 2016;

● Audited consolidated financial statements of WinDoor, Inc. and Subsidiaries as of and for the years ended December 31, 2015 and 2014, and related notes included as Exhibit 99.3 of this Form 8-K/A;

The unaudited pro forma condensed combined consolidated financial information has been presented for information purposes only. The pro forma information is not necessarily indicative of what the consolidated company’s financial position or results of operations would have been had the acquisition been completed as of the dates indicated above.

The unaudited pro forma condensed combined consolidated financial information does not reflect any cost savings, operational synergies or revenue enhancements, nor the cost to achieve these benefits that the consolidated company may have achieved as a result of the acquisition.

PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
(unaudited - in thousands, except percentages and footnotes)

	As of January 2, 2016
	(A)	(B)	(C)	(D) = (B) + (C)	(E)		(A) + (D) + (E)
		WinDoor, Inc.
		and	Less:	Acquired
	PGTI	Subsidiaries	LT, LLC	Companies	SEE NOTE 2		Condensed
	Historical	Historical	Historical	Historical	Pro Forma		Combined
	Actual	Actual	Actual	Actual	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$61,493	$1,594	$(641)	$953	$(44,420)	(1)	$18,026
Accounts receivable, net	31,783	4,718	-	4,718	-		36,501
Inventories	23,053	7,396	-	7,396	-		30,449
Prepaid expenses and
other current assets	10,660	308	(175)	133	-		10,793
Total current assets	126,989	14,016	(816)	13,200	(44,420)		95,769
Property, plant and
equipment, net	71,503	14,288	(9,210)	5,078	-		76,581
Trade names and other
intangible assets, net	79,311	-	-	-	47,100	(2)	126,411
Goodwill	65,635	-	-	-	41,568	(2)	107,203
Other assets, net	2,291	686	(100)	586	1,335	(3)	4,212
Total assets	$345,729	$28,990	$(10,126)	$18,864	$45,583		$410,176

LIABILITIES AND SHARE-
HOLDERS' EQUITY
Current liabilities:
Accounts payable and
accrued liabilities	$19,578	$3,207	$(32)	$3,175	$3,000	(2)	$25,753
Current portion of
long-term debt	1,966	818	-	818	(118)	(4)	2,666
Total current liabilities	21,544	4,025	(32)	3,993	2,882		28,419
Long-term debt, less
current portion	190,502	8,412	(7,380)	1,032	60,598	(5)	252,132
Deferred income taxes	25,894	-	-	-	-		25,894
Other liabilities	828	8	-	8	(8)		828

Total liabilities	238,768	12,445	(7,412)	5,033	63,472		307,273
Shareholders' equity:
Common stock	511	-	-	-	-		511
Additional paid-in-capital	244,944	-	-	-	-		244,944
Retained earnings
(accumulated deficit)	(128,457)	11,160	(198)	10,962	(15,020)	(6)	(132,515)
Shareholders' equity	116,998	11,160	(198)	10,962	(15,020)		112,940
Less: Treasury stock at cost	(10,037)	-	-	-	-		(10,037)
Noncontrolling interest	-	5,385	(2,516)	2,869	(2,869)		-
Total shareholders'
equity	106,961	16,545	(2,714)	13,831	(17,889)		102,903
Total liabilities and
shareholders' equity	$345,729	$28,990	$(10,126)	$18,864	$45,583		$410,176

PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited - in thousands, except per-share amounts)

	Year Ended January 2, 2016
	(A)	(B)	(C)	(D) = (B) + (C)	(E)		(A) + (D) + (E)
		WinDoor, Inc.
		and	Less:	Acquired
	PGTI	Subsidiaries	LT, LLC	Companies	SEE NOTE 3		Condensed
	Historical	Historical	Historical	Historical	Pro Forma		Combined
	Actual	Actual	Actual	Actual	Adjustments		Pro Forma

Net sales	$389,810	$41,537	$(1,252)	$40,285	$-		$430,095
Cost of sales	270,678	26,445	-	26,445	-		297,123

Gross margin	119,132	15,092	(1,252)	13,840	-		132,972

Selling, general and
administrative expenses	68,190	10,996	(585)	10,411	3,610	(1)	82,211

Income from operations	50,942	4,096	(667)	3,429	(3,610)		50,761
Interest expense, net	11,705	557	(469)	88	9,424	(2)	21,217
Debt extinguishment costs	-	-	-	-	3,431	(3)	3,431
Other expense, net	388	71	-	71	-		459

Income before income taxes	38,849	3,468	(198)	3,270	(16,465)		25,654

Income tax expense	15,297	-	-	-	(4,816)	(4)	10,481

Net income	$23,552	$3,468	$(198)	$3,270	$(11,649)		$15,173

Net income per common share:
Basic	$0.49						$0.31

Diluted	$0.47						$0.30

Weighted average shares
outstanding:
Basic	48,272						48,272

Diluted	50,368						50,368

NOTE 1:  DESCRIPTION OF TRANSACTION

On February 16, 2016, PGTI, through its wholly-owned subsidiary PGT, completed the Acquisition of all of the issued and outstanding shares of the common stock of WinDoor, and all of the issued and outstanding membership units of LTE, in accordance with the terms and conditions of the SPA. As a result of the Acquisition, the Acquired Companies became wholly-owned subsidiaries of PGT.

Also on February 16, 2016, PGTI entered into a Credit Agreement (the “Credit Agreement”), by and among PGTI, the lending institutions identified in the Credit Agreement, and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. The Credit Agreement establishes new senior secured credit facilities in an aggregate amount of $310.0 million, consisting of a $270.0 million Tranche B term loan facility maturing in six years that will amortize on a basis of 1.00% annually during the six-year term, and a $40.0 million revolving credit facility maturing in five years that includes a swing line facility and a letter of credit facility. PGTI’s obligations under the Credit Agreement are secured by substantially all of its and its direct and indirect subsidiaries’ assets. Proceeds under the Credit Agreement were used to repay outstanding borrowings of $197.5 million under PGTI’s existing credit facility (the “Refinancing”), fund a portion of the purchase price in the Acquisition, and pay financing costs and lender fees.

Interest on all loans under the Credit Agreement is payable either quarterly or at the expiration of any LIBOR interest period applicable thereto.  Borrowings under the term loans and the revolving credit facility accrue interest at a rate equal to, at our option, a base rate (with a floor of 200 basis points in respect of the term loan) or LIBOR (with a floor of 100 basis points in respect of the term loan) plus an applicable margin. The applicable margin is 575 basis points in the case of LIBOR and 475 basis points in the case of the base rate. We will pay quarterly fees on the unused portion of the revolving credit facility equal to 50 basis points per annum as well as a quarterly letter of credit fee at 575 basis points per annum plus a facing fee of 12.5 basis points per annum on the face amount of any outstanding letters of credit.

NOTE 2: ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

(1)
Represents cash on hand of nearly $43.5 million used to purchase the Acquired Companies and a reduction of $1.0 million relating to cash of the Acquired Companies, which was not part of the Acquisition.

(2)
Reflects the preliminary estimated allocation of the purchase price of $98.9 million, including intangible assets of $47.1 million (an $18.4 million indefinite-lived tradename intangible, a $26.4 million customer relationship intangible, a $1.3 million developed technology intangible, and a $1.0 million non-compete intangible), $8.2 million in estimated net working capital based on December 31, 2015 amounts, and $5.0 million in property, plant and equipment. Additionally, pursuant to the SPA, which includes an earn-out clause for Sellers to receive contingent consideration, the purchase price allocation includes a current liability of $3.0 million for this potential earn-out contingency payment. Goodwill from the Acquisition is estimated to be $41.6 million.

(3)
Represents reduction of $0.6 million of other assets of the Acquired Companies, not included in the Acquisition, and a reduction of $0.8 million relating to the assumed write-off of deferred financing costs relating to PGTI’s existing credit facility. Offsetting these reductions is approximately $2.7 million of additional deferred financing costs relating to the Refinancing.

(4)
Represents reduction of $0.8 million in current portion of long-term debt of the Acquired Companies, not assumed by PGTI in the Acquisition. This reduction was partially offset by $0.7 million increase in the current portion of long-term debt relating to the refinancing from the increase in PGTI’s annual required principal repayments from $2.0 million per year to $2.7 million.

(5)
Represents increase in long-term debt in the Refinancing, which resulted in an increase in total long-term debt of $72.5 million ($270.0 million under the Credit Agreement, less $197.5 million outstanding under the existing credit facility at the time of the Refinancing), of which $0.7 million is considered to be current portion, or an increase of $71.8 million. Additionally, long-term debt is assumed to have increased $2.1 million from the write-off of existing deferred lender fees and original issue discount in the Refinancing. These increases were partially offset by reductions of $1.0 million in long-term debt of the Acquired Companies, not assumed by PGTI in the Acquisition, and $12.3 million relating to additional deferred lender fees and original issue discount under the Credit Agreement in the Refinancing.

(6)
Represents the elimination of retained earnings of the Acquired Companies of $11.0 million. Also includes write-offs of existing deferred debt-related costs totaling nearly $2.9 million as discussed in notes (3) and (5), and an additional $1.2 million of debt-related costs relating to the Credit Agreement from the Refinancing.

NOTE 3: ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(1)
Represents increase in intangible amortization expense relating to the amortizable intangible assets acquired in the Acquisition, as discussed in NOTE 2 above. Estimate lives have been assigned to each amortizable intangible asset as follows: $26.4 million customer relationship (10 years); $1.3 million developed technology (9 years); $1.0 million non-compete agreement (5 years). Based on these assigned lives, amortization expense is estimated to increase $3.0 million in the first year. Also included in the increase in selling, general and administrative expenses is $0.6 million of non-capitalizable Refinancing-related expenses.

(2)
Reflects the increase in estimate interest expense as the result of the Refinancing. Upon the Refinancing, debt outstanding under the Credit Agreement is $270.0 million, and has an estimated interest rate of 6.75% based on LIBOR floor of 1% and margin spread of 575 basis points. The Credit Agreement has required principal reductions on a quarterly basis totaling 1% of the $270.0 million per year, which would result in annual cash interest expense in the first year of $18.1 million, an increase in cash interest expense of $7.7 million. Also, interest expense is anticipated to increase as the result of the additional deferred fees, costs and original issue discount in the Refinancing, which we estimated will result in an additional $1.7 million in non-cash interest expense.

(3)	Reflects the write-off of deferred financing costs, lender fees and original issue discount as the result of the Refinancing.

(4)
Reflects an estimated effective tax rate of 36.5% as the result of the beneficial impact of the Section 199 manufacturer’s deduction, applied to the above adjustments, as well as the income before taxes of the Acquired Companies due to becoming part of a taxable corporation in the Acquisition.